UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2007

SL GREEN REALTY CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-13199	13-3956775
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification Number)

420 Lexington Avenue
New York, New York		10170
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 594-2700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of SL Green Realty Corp. (the “Company”) established the SL Green Realty Corp. 2003 Long-Term Outperformance Compensation Program (the “2003 Outperformance Plan”) as an incentive compensation program.  The 2003 Outperformance Plan measures the performance of the Company over a 48-month period (unless terminated earlier) commencing April 1, 2003 and ending March 31, 2007.  Under the terms of the 2003 Outperformance Plan, to the extent the common stock of the Company generates a 40% total return (based upon dividends received during the performance period and the Company’s common stock price on March 31, 2007 as determined in accordance with the 2003 Outperformance Plan) (the “Measurement Date”), or baseline return, during the measurement period over a base share price of $30.07 per share, the 2003 Outperformance Plan participants will receive awards of restricted stock with an aggregate total value of between 8% and 10% of the excess total return over the baseline return (i.e., the total return in excess of 40% during such period).  Under the terms of the 2003 Outperformance Plan, to the extent the performance goals have been achieved, 40% of the awarded shares of restricted stock will vest immediately on the Measurement Date and 60% of the award will vest ratably over a three-year period based on continued employment.  The total value of the awards under the 2003 Outperformance Plan is capped at $25.5 million.

On April 6, 2007, the Compensation Committee determined that during the period commencing April 1, 2003 and ending March 31, 2007, the common stock of the Company had exceeded the baseline return described above and the maximum outperformance pool of $22,825,000 (as adjusted for forfeitures) had been achieved.  In connection with this event, approximately 166,312 shares of restricted stock (as adjusted for forfeitures) were allocated under our 2005 Stock Option and Incentive Plan.  The cost of the 2003 Outperformance Plan will continue to be amortized into earnings through the final vesting period in accordance with SFAS 123-R.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SL GREEN REALTY CORP.

Date:	April 12, 2007	By:	/s/ Gregory F. Hughes
Gregory F. Hughes
Chief Financial Officer